Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) dated as of June 13, 2013 (the “Effective Date”) is between ACTIVECARE, INC., a Delaware corporation with its principal place of business at 1365 West Business Park Dr., Orem, Utah (“Seller”), and THE HORROCKS COMPANY, LLC, a Utah limited liability company (“Buyer”). Seller or Buyer may also be referred to in this Agreement individually as “Party” and collectively as the “Parties”.

Background

A. Seller is a publicly-traded company in the business of developing and marketing Global Positioning System (“GPS”) and cellular communication and monitoring technologies for use in the healthcare and personal security markets (the “Health Care Technology Business”).

B. In addition to the Health Care Technology Business, Seller manufactures, distributes and sells medical diagnostic stains and solutions under the business registration name “Volu-Sol Reagents” as registered with the Utah Division of Corporations and Commercial Code (the “Volu-Sol Business”).

C. Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain assets used in the operation of the Volu-Sol Business for cash consideration and certain additional payments more fully described in Section 1.4 below.

Agreement

NOW THEREFORE in consideration of the mutual promises set forth in this Agreement and the payment of the Purchase Price as set forth below and for other good and valuable consideration the sufficiency and receipt of which the Parties acknowledge by their execution of this Agreement, the Parties agree as follows:

ARTICLE 1                        ASSET PURCHASE AND SALE

1.1 Asset Purchase and Sale. On the terms and subject to the conditions described in this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, certain assets used in the operation of the Volu-Sol Business (the “Assets”), including without limitation the following:

(a) All items of tangible personal property of Seller used in connection with or associated with the Volu-Sol Business, including furniture, fixtures, equipment, supplies, inventory, including without limitation all such items listed on Schedule 1.1(a), but excluding the items identified on Schedule 1.2(b);

(b) The Multi-Tenant Industrial Gross Lease, dated November 9, 2010, for approximately 11,500 square feet of general office and warehouse space located at 5095 West 2100 South, West Valley City, Utah, between Seller as the tenant and Phoenix 2006 Partners, LLC, an Arizona limited liability company, as the landlord (the “Lease”); and

(c) All rights of Seller under and with respect to any third party product warranties applicable to any of the Assets.

1.2 Excluded Assets. Notwithstanding any other provisions of this Agreement to the contrary, the following items shall be excluded from the Assets:

(a) All cash and cash equivalents; and

(b) The specific items identified on Schedule 1.2(b).

1.3 Purchase Price. The total purchase price for the Assets (the “Purchase Price”) shall be paid to Seller as follows:

(a) Two Hundred Twenty Thousand Dollars ($220,000.00) to be paid to Seller by certified or bank cashier’s check or wire transfer at the Closing (as defined below);

(b) the Additional Payments (as defined below); and

(c) the assumption of Buyer of the Lease by executing and delivering at Closing an Assignment of the Lease attached hereto as Exhibit A.

1.4 Additional Payments By Buyer to Seller. As additional consideration for the Assets, on each of the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) anniversary of the Closing Date (the “Additional Payments Period”), Buyer shall pay to Seller by certified or bank cashier’s check or wire transfer within five (5) Business Days an amount equal to five percent (5%) of the net income of Buyer for the previous twelve (12) month period ending on such anniversary of the Closing Date (each an “Additional Payment”).  Notwithstanding the foregoing, Buyer shall have no obligation to pay to Seller the Additional Payment if Buyer’s sales revenue for the previous twelve (12) month period ending on such anniversary of the Closing Date is less than Four Hundred Sixty Five Thousand Dollars ($465,000), which is Seller’s sales revenue attributed to the Volu-Sol Business for the twelve (12) month period ending on the Closing Date.

1.5 Conduct of Business During the Additional Payments Period.   During the Additional Payments Period, Buyer shall (i) operate the Volu-Sol Business in the ordinary course in a manner consistent with Seller’s past practices, (ii) maintain separate books and records of the Volu-Sol Business so as to make calculation of net income and sales revenue accurate and verifiable; and (iii) not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Volu-Sol Business so as to materially interfere with the achievement of the Additional Payments, which shall include not taking the following actions: (x) changing any of the revenue recognition or other accounting policies used by Seller for the Volu-Sol Business and (y) disposing or agreeing to dispose of, directly or indirectly, all or a material portion of the Volu-Sol Business’ assets.

1.6 Change of Control During the Additional Payments Period.  In the event of (i) a merger of Buyer into any other corporation or other entity; (ii) the sale, lease or disposition of all or substantially all of the assets of Buyer; or (iii) the sale of all or substantially all of the assets of the Volu-Sol Business (each a “Change of Control”) prior to the end of the Additional Payments Period, Buyer shall pay to Seller upon any such Change of Control an amount equal to the average of all Additional Payments previously paid by Buyer to Seller for each year remaining in the Additional Payments Period.

1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 1.7.  Seller and Buyer shall be bound by that allocation in reporting the sale of the Assets by Seller to Buyer and the related transactions contemplated by this Agreement (the “Transactions”) to any governmental authority (including without limitation the Internal Revenue Service).

1.8 Retained Liabilities.

(a) Seller shall retain, and shall be solely responsible for, any and all claims, liabilities, expenses, costs, damages, obligations, debts, penalties, fines, demands, or other losses of any kind and nature, including, without limitation, with respect to the Assets or the use of the Assets by Seller with respect to the operation of the Volu-Sol Business, in each case except solely to the extent losses (and the events, facts and circumstances giving rise thereto) first arise following the Effective Date.

1.9 Taxes. Each Party shall bear all sales, transfer, use, value-added, income and other taxes, if any, imposed upon it by any governmental authority with respect to the assignment and sale of the Assets to Buyer from Seller.

ARTICLE 2                        THE CLOSING

2.1 Time and Place of the Closing. The closing of the Transactions (the “Closing”) will be held on or before June 13, 2013 at the  offices of Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah, or at a time and place mutually agreed upon by the Parties (the “Closing Date”).

2.2 Deliveries by Seller. At the Closing, Seller shall convey, assign, and transfer the Assets to Buyer through the execution and delivery of the following documents:

(a) A bill of sale in the form attached hereto as Exhibit B; and

(b) An executed letter of transfer and any additional instruments or documents required by the Utah Division of Corporations and Commercial Code to assign and transfer the business name registration of Volu-Sol Reagents from Seller to Buyer; and

(c) An executed assignment agreement assigning the domain name registrations listed on Schedule 1.1(a) to Buyer in substantially the form attached hereto as Exhibit C;

(d) An executed Assignment of Lease; and

(e) Such other assignment or conveyance documents as may be reasonably requested by Buyer.

2.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the Purchase Price to Seller in accordance with Section 1.3 above.

ARTICLE 3                        REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following statements are true, correct and complete:

(a) Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Utah, with all requisite company power and authority to own and operate its properties and to carry on its business as now conducted. Buyer has taken all entity action necessary to authorize its execution, delivery and performance of this Agreement.  Buyer has full company power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by Buyer and is binding upon and enforceable against Buyer in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors’ rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Conflicts. The execution, delivery and performance of this Agreement by Buyer, the compliance by Buyer with the provisions of this Agreement and the consummation of the Transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under: (i) the articles of organization or operating agreement of Buyer; (ii) any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound; or (iii) any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to Buyer.

(c) Consents. No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by Buyer for the consummation of the Transactions described in this Agreement.

3.2 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the following statements are true, correct and complete:

(a) Authorization. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own and operate its properties and to carry on the Volu-Sol Business as now conducted. Seller has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement.  Seller has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by Seller and is binding upon and enforceable against Seller in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors’ rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Conflicts. The execution, delivery and performance of this Agreement by Seller, the compliance by Seller with the provisions of this Agreement and the consummation of the Transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under: (i) the certificate of incorporation or bylaws of Seller; (ii) any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound; or (iii) any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to Seller.

(c) Consents.  No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by Seller for the consummation of the Transactions described in this Agreement.

(d) Financial Statements.  The financial statements of the Volu-Sol Business made available by Seller to Buyer prior to the Closing Date and attached hereto as Exhibit D fairly represent the financial condition of the Volu-Sol Business as of the Closing Date.

(e) Title to Assets.  At the Closing, Seller shall have clear and marketable title to the Assets, and will convey the Assets to Buyer free and clear of all liens and encumbrances.

(f) Legal Compliance.  Seller has complied with and is not in violation of any applicable governmental statutes, laws, regulations or rules relating to the Assets.

ARTICLE 4                             COVENANTS

4.1 Non-Competition.

(a) Seller hereby agrees that for a five (5) year period following the Closing Date, Seller shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, equity holder, beneficial owner or in any other capacity:

(i) engage in the Volu-Sol Business or in any business activity that competes with the Volu-Sol Business (the “Competitive Activities”)

(ii) own any interest in, manage, operate, join or control any business or organization that engages in a Competitive Activity, provided that Seller shall not be prohibited from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation so long as Seller has no active participation in the business of such corporation; or

(iii) solicit customers or suppliers of Buyer to cease doing business with or reduce its relationship with the Buyer.

If a court determines that the restrictions set forth in this Section 4.1 above are too broad or otherwise unreasonable under applicable law, including with respect to time or geographical scope, the court is hereby requested and authorized by the Parties without further action by the Parties to revise the restrictions in Section 4.1 to include the maximum restrictions allowed under applicable law.

(b) Seller’s Acknowledgment. Seller hereby expressly acknowledges that the covenants contained in this Section 4.1 are integral to the purchase of the Assets by Buyer and that without the protection of such covenants, Buyer would not have entered into this Agreement.  Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach of the provisions of this Section 4.1.  Accordingly, Seller hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 4.1.

4.2 Employees. Seller’s employees listed on Schedule 4.2 shall be reasonably available to assist Buyer in conducting the Volu-Sol Business for the thirty (30) day period following the Closing Date (the “Transition Period”). Buyer shall pay for any costs and expenses relating to such assistance provided by Seller’s employees to Buyer during the Transition Period.

4.3 Cessation of Volu-Sol Business; Change of Name. From and after the Closing Date, Seller shall cease to conduct the Volu-Sol Business.  Promptly following the Closing Date, (i) Seller shall take all actions required to transfer the business registration name “Volu-Sol Reagents” to Buyer and (ii) Seller shall not use any corporate, trade, or service name including the words “Volu-Sol”, “Volu-Sol Reagents” or any similar words, including on Seller’s websites.

4.4 Further Assurances.  Upon the terms and subject to the conditions contained in this Agreement, the Parties agree after the Closing (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the Transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

ARTICLE 5                        DISCLAIMER OF ADDITIONAL WARRANTIES.

Buyer hereby acknowledges and agrees that Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Assets, the physical condition of any real or personal property comprising a part of the Assets, the value of the Assets (or any portion thereof), the transferability of the Assets, or any other matter or thing relating to the Assets or any portion thereof).  Without in any way limiting the foregoing, SELLER HEREBY DISCLAIMS ANY WARRANTY (EXPRESS OR IMPLIED) OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO THE ASSETS OR ANY PORTION OF THE ASSETS.  Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of all portions of the Assets as Buyer deemed commercially reasonable, necessary and appropriate and that in proceeding with its acquisition of such, Buyer is doing so based solely upon such independent inspections and investigations.  Accordingly, Buyer will accept the Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  Without limiting the generality of the immediately foregoing, Seller hereby expressly disclaims and negates any representation or warranty, express or implied, at common law, by statute, or otherwise, relating to the condition of the Assets; it being the intention of the Parties that the Assets are to be accepted by Buyer in their present condition and state of repair.

ARTICLE 6                        CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties made by Seller are true and correct in all material respects as of the Closing Date as if given as of the Closing Date; and

(b) Performance of Covenants.  Seller shall have performed any obligation and complied in all material respects with any agreement or covenant to be performed or complied with by Seller under this Agreement; and

(c) Financing. Buyer shall have obtained the funds necessary to consummate the Transactions as contemplated by this Agreement.

Any condition specified in this Section 6.1 may be waived by Buyer; provided, however, that no such waiver shall be effective against Buyer unless it is set forth in a writing executed by Buyer.

6.2 Conditions to Obligations of Seller.  The obligation of Seller to effect the Transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties made by Buyer are true and correct in all material respects as of the Closing Date as if given as of the Closing Date; and

(b) Performance of Covenants.  Buyer shall have performed any obligation and complied in all material respects with any agreement or covenant to be performed or complied with by Buyer under this Agreement.

Any condition specified in this Section 6.2 may be waived by Seller; provided, however, that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller.

ARTICLE 7                        INDEMNIFICATION

7.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing Date, provided that the representations and warranties will survive for six (6) months after the Closing Date (the “Survival Period”), at which point such representations and warranties and any claim for indemnification under this ARTICLE 7 will terminate, except for any then-pending Claims made by such termination date in accordance with Section 7.4.

7.2 Indemnification by Buyer.  From and after the Closing, Buyer will indemnify and hold harmless Seller and its officers, directors, employees, shareholders, successors and assigns (collectively, “Seller Indemnitees”) from and against, and will pay to Seller Indemnitees the amount of, any and all losses, liabilities, claims, damages, penalties, interest, fines, judgments, awards, settlements, taxes, costs, fees (excluding consequential, punitive, indirect, exemplary damages or any damages measured by lost profits or a multiple of earnings), expenses (including, but not limited to, attorneys’ fees) and disbursements (collectively “Losses”) incurred by any Seller Indemnitees based upon (i) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement or any agreements or documents executed and delivered by Buyer in connection herewith, (ii) any breach of the covenants or agreements of Buyer contained in this Agreement or any agreements or documents executed and delivered by Buyer in connection herewith; and (iii) any liabilities or other obligation of Buyer incurred after the Closing Date.

7.3 Indemnification by Seller.   From and after the Closing, Seller will indemnify and hold harmless Buyer and its officers, directors, employees, shareholders, successors and assigns (collectively, “Buyer Indemnitees” and with any Buyer Indemnitee or any Seller Indemnitee being referred to herein as an “Indemnitee”) from and against, and will pay to Buyer Indemnitees the amount of, any and all Losses incurred by any Buyer Indemnitees based upon (i) any breach of or inaccuracy in the representations and warranties of Seller contained in this Agreement or any agreements or documents executed and delivered by Seller in connection herewith, (ii) any breach of the covenants or agreements of Seller contained in this Agreement or any agreements or documents executed and delivered by Seller in connection herewith; and (iii) any liabilities or other obligation of Seller incurred before the Closing Date.

7.4 Procedures.

(a) Notice of Losses by an Indemnitee. As soon as reasonably practicable after an Indemnitee has knowledge of any claim that it has under this ARTICLE 7 that may result in a Loss (a “Claim”), the Indemnitee shall give written notice thereof (a “Claims Notice”) to the party with an obligation to indemnify under this ARTICLE 7 (the “Indemnifying Party”). A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. No delay in or failure to give a Claims Notice by the Indemnitee to the Indemnifying Party pursuant to this Section 7.4(a) will adversely affect any of the other rights or remedies that the Indemnitee has under this Agreement, or alter or relieve the Indemnifying Party of its obligations under this Agreement except to the extent of prejudice resulting therefrom to the Indemnifying Party. The Indemnifying Party shall respond to the Indemnitee (a “Claim Response”) within fifteen (15) business days (the “Response Period”) after the date the Claims Notice is received by the Indemnifying Party. Any Claim Response must specify whether or not the Indemnifying Party disputes the Claim described in the Claims Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice shall be considered finally determined and will be conclusively deemed to be an obligation of the Indemnifying Party. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnitee shall promptly meet and use their reasonable efforts to settle the dispute.

(b) Opportunity to Defend Third Party Claims. If any claim by a third party against an Indemnitee for which indemnification is sought by an Indemnitee, the Indemnifying Party has the right, exercisable by written notice to the Indemnitee, within ten (10) business days after receipt of a Claims Notice from the Indemnitee to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense as provided in this Section 7.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 7.4(b) and to the extent that such Claim is subject to indemnification under this Agreement, the Indemnitee may continue to defend such claim at the sole cost of the Indemnifying Party and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense. Notwithstanding the foregoing, regardless of which party controls the defense of a claim, such party shall have an obligation to keep the other party informed as to the progress and status of such claim and to provide such other party with such information about the claim as it shall reasonably request.

(c) Settlement. Before agreeing to any settlement of, or the entry of any judgment arising from, any Claim, the party controlling the defense of such Claim shall give the other party at least ten (10) days to consent to such settlement or entry of judgment and shall provide the other party with all information as such other party shall reasonably request in order to evaluate the settlement or entry of judgment. The party controlling the defense shall not agree to any settlement of, or the entry of any judgment arising from, any Claim unless it receives the consent of the other party, which consent may not be unreasonably withheld or delayed, unless (i) the sole relief provided is monetary damages to be paid by the party controlling the defense, and (ii) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim (other than liability for payment of any amounts in connection with such settlement).

(d) Final Determination of Indemnification Liabilities. For purposes of this ARTICLE 7 a Party’s indemnification responsibility will be considered “finally determined” (i) if the Party fails to object to a request for indemnification by way of a Claim Response in accordance with Section 7.4(a), (ii) by the agreement of the Parties after meeting and using their reasonable efforts to settle the dispute in accordance with Section 7.4(a) or (c) by a final determination of a court of competent jurisdiction.

ARTICLE 8                             MISCELLANEOUS

8.1 Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, (iii) three (3) days after being mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or (iv) on the next business day if delivered by overnight courier to that Party at that address:

If to Buyer:	The Horrocks Company, LLC
58 Roberts Circle
Farmington, UT 84004
Tel: (801) 859-1204
Email: horrocksfamily@msn.com

With a copy (which shall not constitute notice) to:

Douglas R. Brewer, P.C.
1706 S. 500 W., Suite 100
Bountiful, Utah 84010
Attention: Douglas R. Brewer
Tel:(801) 335-0545
Fax:           (801) 208-2800
Email:  doug@douglasbrewerlaw.com

If to Seller:	ActiveCare, Inc.
1365 West Business Park Dr.
Orem, Utah  84058
Attention:  Michael Acton
Tel: (877) 219-6050
Fax: (855) 864-2511
Email: macton@activecare.com

With a copy (which shall not constitute notice) to:

Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attention: Kevin R. Pinegar
Tel:           (801) 415-3000
Fax:           (801) 415-3500
Email:  kpinegar@djplaw.com

8.2 Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any Party’s right to demand strict compliance with the provisions of this Agreement.

8.3 Headings. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

8.4 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement and any ancillary agreement, to the extent signed and delivered by means of a facsimile machine, or by email in portable document format (.pdf), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

8.5 Entire Agreement. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement, all of which are hereby incorporated by reference), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

8.6 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to principles of conflicts of law.

8.8 Successors; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

8.9 Remedies Cumulative. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

8.10 Expenses. Each Party shall bear its or his respective legal, accounting, and other costs and expenses associated with the Transactions contemplated by this Agreement (including without limitation the costs of any brokers and financial advisors).

8.11 Announcements. This Agreement and the Transactions contemplated herein shall be confidential and no Party shall disclose any information relating to the Transactions contemplated by this Agreement without the prior written consent of a the other Party, except for such disclosures to such professional advisors as may be necessary or appropriate in order to enter into this Agreement and consummate the Transactions contemplated by this Agreement. The provisions of this section will be subject to each Party’s obligation to comply with applicable requirements of federal or state laws or any governmental order or regulation.

8.12 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court’s determination. If any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

8.13 Representation.  This Agreement has been drafted by separate independent counsel to both Parties after mutual negotiations.  The Parties intend that no rule of construction shall apply against either Party as the drafter of this Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY BLANK]

Each of the undersigned confirms that it or he has read and fully understands this Agreement and the schedules and exhibits attached hereto and signs this Agreement as of the date first set forth above.

SELLER: ACTIVECARE, INC. By: Name: Michael Acton Title: Chief Financial Officer	BUYER: THE HORROCKS COMPANY, LLC By: Name: Celeste Horrocks Title: Manager

Signature Page to Asset Purchase Agreement

Schedule 1.1(a)

Tangible Personal Property Assets

Domain Names

www.volusol.com

www.shopvolusol.com

Schedule 1.2(b)

Excluded Assets

None

Schedule 1.7

Purchase Price Allocation

Buyer and Seller agree to allocate the Purchase Price and all other relevant items as follows:

Asset Class/Description	Fair Market Value

I Cash	$0 (none).

II Publicly Traded Securities	$0 (none).

III Accounts Receivable	$70,000.00.

IV Inventory	$35,000.00.

V Property, plant, equipment (“PP&E”)	$115,000.00.

VI Other Intangibles (except Goodwill)	$0 (none).

VII Goodwill and Going Concern Value	Balance of the Purchase Price, assumed liabilities and applicable closing costs as adjusted to reflect post-Closing adjustments.

Schedule 4.2

Employees

Chelsea Kilpack

Christine Kilpack

Kyle Laller

Exhibit A

Assignment of Lease

RECORDING REQUESTED BY AND WHEN
RECORDED RETURN TO:

The Horrocks Company, LLC
58 Roberts Circle

Farmington, UT 84025

(The space above this line is for Recorder’s use.)

ASSIGNMENT OF LEASE AGREEMENT

THIS ASSIGNMENT LEASE AGREEMENT (“Agreement”), is dated as of this June 13, 2013 (“Assignment Date”), by and between ActiveCare, Inc., a Delaware corporation (“Assignor”), whose mailing address is 1365 West Business Park Drive, Orem, Utah, 84058 and The Horrocks Company, LLC (“Assignee”) whose mailing address is 58 Roberts Circle, Farmington, Utah, 84025, collectively, the “Parties,” and individually, a “Party.”

RECITALS:

A.            Assignor is the “Lessee” under that certain Lease Agreement (the “Lease Agreement”) dated November 9, 2010, with the following as “Lessor”: Phoenix 2006 Partners, LLC.

B.            Assignor is selling its interest in the Volu-Sol Reagents business (the “Business”) currently conducted at the Premises to Assignee pursuant to that certain Asset Purchase Agreement dated as of June 13, 2013 (the “Purchase Agreement”) pursuant to which Assignor has agreed to sell and assign to Lessee the assets used in the Business.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             ASSIGNMENT AND ASSUMPTION OF TRUST DEED.

1.1           Assignment.  Assignor hereby assigns, sets over, transfers and conveys to Assignee all of Assignor’s right, title, interest and obligations in, to and under the Lease Agreement.

1.2           Acceptance.  Assignee hereby accepts such assignment and the rights granted herein, and expressly assumes and agrees to observe and perform all of the agreements, conditions, covenants and terms of Lease Agreement on the part of Assignor thereunder to be kept, observed and performed, to the extent the same are attributable to the period from and after the Closing Date, and to indemnify and hold Assignor harmless from all obligations and liabilities with respect thereto arising from and after the date hereof.

2.             GENERAL PROVISIONS.

2.1           Recitals and Exhibits.  The Recitals above and Exhibit “A” attached hereto are incorporated into, and constitute an integral part of, this Agreement.

2.2           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, personal representatives, successors and assigns.

2.3           Attorneys’ Fees.  If any Party brings or commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing Party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other Party, to be fixed by the court in such action.

2.4           Authority.  Each of the individuals who have executed this Agreement represents and warrants that: (a) he or she is duly authorized to execute this Agreement on behalf of the Party for which he or she executes; (b) all corporate, partnership, trust or other action necessary for such Party to execute and perform the terms of this Agreement have been duly taken by such Party; and (c) no other consent, signature and/or authorization is necessary for such Party to enter into and perform the terms of this Agreement.

2.5           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument, and shall be effective upon execution of one or more of such counterparts by each of the Parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Assignment Date.

Assignor:	Assignee:

ACTIVECARE, INC.,	The Horrocks Company, LLC
a Delaware corporation	a Utah limited liability company

By:	By:
Name: Michael Acton	Name: Celeste Horrocks
Title: Chief Financial Officer	Title: Manager

STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)

On this 13th day of June, 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared Michael Acton, to me known to be the Chief Financial Officer of ActiveCare, Inc., a Delaware corporation, the entity that executed the foregoing instrument, and acknowledged to me that the said instrument is the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument.

WITNESS MY HAND and official seal hereto affixed the day, month and year in this certificate first above written.

Notary Public in and for the State of Utah

STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)

On this 13th day of June, 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared Celeste Horrocks, to me known to be the Manager of The Horrocks Company, LLC, a Utah limited liability company, the entity that executed the foregoing instrument, and acknowledged to me that the said instrument is the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument.

WITNESS MY HAND and official seal hereto affixed the day, month and year in this certificate first above written.

Notary Public in and for the State of Utah

ACKNOWLEDGED AND ACCEPTED:

LESSOR:

By: ______________________________________________
Name: Phoenix 2006 Partners, LLC
Title: _____________________________________________

EXHIBIT “A”

REAL PROPERTY LOCATED IN SALT LAKE COUNTY, STATE OF UTAH, DESCRIBED AS FOLLOWS (copy of Lease Agreement also attached):

5095 West 2100 South
Salt Lake City, Utah 84120

Exhibit B

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), dated as of June 13, 2013, is being executed and delivered by the undersigned pursuant to that certain Asset Purchase Agreement, dated as of June 13, 2013 (the “Purchase Agreement”), by and between ACTIVECARE, INC., a Delaware corporation (“Seller”), and THE HORROCKS COMPANY, LLC, a Utah limited liability company (“Buyer”).

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement; and

WHEREAS, subject to the terms and conditions of the Purchase Agreement, Buyer is acquiring the Assets of the Volu-Sol Business from Seller.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual agreements, provisions and covenants contained herein and in the Purchase Agreement, and subject to and in accordance with the Purchase Agreement, Seller and Buyer hereby agree as follows:

1. Assignment.  Seller hereby sells, transfers, conveys, assigns and delivers to Buyer all of Seller’s right, title and interest in, to and under the Assets (other than the Lease), provided, however, that Seller does not hereby sell, transfer, convey, assign and deliver to Buyer any of the Excluded Assets.

2. Purchase Agreement.  This Bill of Sale is in accordance with and is subject to all of the representations, warranties, covenants, exclusions and indemnities set forth in the Purchase Agreement, all of which are hereby incorporated herein by reference.  In the event of any conflict between this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall control.

3. Further Assurances.  At and from time to time following the Closing, Seller and Buyer shall, and shall use reasonable efforts to cause their respective affiliates, members, directors, officers, personnel, independent contractors, agents, and other representatives to, execute, deliver, file and record any and all agreements, instruments, certificates or other documents and take such other actions as may be reasonably necessary or desirable to effectuate the sale, transfer, conveyance, assignment and delivery of the Assets.  Without in any way limiting the foregoing, Seller shall promptly perform all actions reasonably requested by Buyer to vest, establish and confirm ownership of the Assets in Buyer to the extent contemplated in the Purchase Agreement.

4. Facsimile Signature; Counterparts.  Facsimile or electronic transmission in portable document format of any signed original document or retransmission of any signed facsimile or electronic transmission in portable document format will be deemed to have the same legal effect as delivery of an original.  This Bill of Sale may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute but one and the same agreement.

           IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed as of the date first above written.

SELLER: ACTIVECARE, INC. By: Name: Michael Acton Title: Chief Financial Officer	BUYER: THE HORROCKS COMPANY, LLC By: Name: Celeste Horrocks Title: Manager

Exhibit C

Domain Name Assignment Agreement

DOMAIN NAME ASSIGNMENT AGREEMENT

This DOMAIN NAME ASSIGNMENT AGREEMENT (this “Agreement”) is made as of June 13, 2013 (the “Effective Date”), by and between ACTIVECARE, INC., a Delaware corporation (“Seller”), and THE HORROCKS COMPANY, LLC, a Utah limited liability company (“Buyer”).

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of June 13, 2013 (the “Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

WHEREAS, Seller has registered each of the domain names set forth on Schedule A attached hereto (collectively, the “Domain Names”); and

WHEREAS, pursuant to the Purchase Agreement, Buyer desires for Assignee to acquire all of Seller’s right, title and interest in and to the Domain Names.

NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Seller hereby sells, assigns, transfers, conveys and delivers to Assignee, its successors and assigns, all of Seller’s right, title and interest in and to the Domain Names, including, without limitation, all registrations therefor (including, without limitation, the right to bring an action for any and all past infringement of the rights being assigned and the right to collect and retain any proceeds therefrom, and any priority right that may arise from any such Domain Names).

2.           At and from time to time following the Closing, Seller shall take such actions as required by Section 4.4 (Further Assurances) of the Purchase Agreement in regard to this Agreement.

3.           This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.  Each counterpart may be delivered by facsimile or electronic transmission in portable document format, which transmission shall be deemed to have the same legal effect as, and to be delivery of, an originally executed document.

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.

SELLER: ACTIVECARE, INC. By: Name: Michael Acton Title: Chief Financial Officer	BUYER: THE HORROCKS COMPANY, LLC By: Name: Celeste Horrocks Title: Manager